Exhibit 99.1

NAVIGANT REPORTS FIRST QUARTER 2013 RESULTS

•	Revenues before reimbursements were $187.3 million compared to $186.4 million in first quarter 2012.

•	Adjusted EBITDA increased 8% to $29.9 million. Adjusted EBITDA margins improved 100 basis points to 15.9%.

•	23% year over year EPS increase to $0.27. Adjusted EPS of $0.27 increased 17%.

•	Repurchased 513,200 shares of common stock at an average price of $12.07 per share.

•	Navigant reaffirms 2013 outlook.

CHICAGO, April 25, 2013 – Navigant (NYSE:NCI) announced financial results for the first quarter ended March 31, 2013.

Navigant reported first quarter 2013 revenues before reimbursements (RBR) of $187.3 million, as double-digit segment RBR growth from Healthcare, Energy and Financial, Risk & Compliance Advisory (FRCA), offset a decrease from the Disputes, Investigations & Economics (DI&E) segment.

First quarter 2013 Adjusted EBITDA of $29.9 million was up 8% year-over-year due to increased segment operating profit from three segments and a 9% reduction in general and administrative expenses, offset by a decline in DI&E segment operating profit. Adjusted EBITDA Margin (Adjusted EBITDA as a percentage of RBR) increased to 15.9% for first quarter 2013, compared to 14.9% during first quarter 2012.

Net Income for first quarter 2013 was $13.8 million, compared to $11.6 million in the prior year first quarter, an increase of 18.5%. Effective income tax rate was 41.5% for first quarter 2013 compared to 42.6% for first quarter 2012.

Earnings per share (EPS) were $0.27 for first quarter 2013, compared to $0.22 for the same quarter last year, an increase of 23%. Adjusted EPS were $0.27 for the quarter, compared to $0.23 for first quarter last year, an increase of 17%. GAAP EPS and Adjusted EPS were the same for first quarter 2013 because the $0.02 per share effect of the gain from the sale of a portion of the Economics practice was fully offset by the costs of office consolidation and severance.

“Our market strategy continues to differentiate Navigant as our experts are sought after to simplify and solve critical challenges and address the transformational changes shaping the Energy, Financial Services and Healthcare sectors. As we continue to invest in and capitalize on these market opportunities, we deliver consistent cash flow to reduce debt, repurchase shares and grow the Company” commented Julie Howard, Chief Executive Officer. “Our first quarter results reflect our strong market position and our increased efforts to deliver enhanced profit contribution. We modestly improved our RBR performance against a very strong first quarter last year, while markedly increasing Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS.”

Segment Financial Highlights

Business Segment First Quarter Financial Results

	Q1 2013	Q1 2012	Change
RBR ($000)
Disputes, Investigations & Economics	$76,975	$91,219	-15.6%
Financial, Risk & Compliance Advisory	41,764	37,230	12.2%
Healthcare	43,583	36,542	19.3%
Energy	24,935	21,389	16.6%

Total Company	$187,257	$186,380	0.5%

Total Revenues ($000)
Disputes, Investigations & Economics	$83,458	$97,089	-14.0%
Financial, Risk & Compliance Advisory	52,603	43,828	20.0%
Healthcare	49,191	40,926	20.2%
Energy	29,521	24,778	19.1%

Total Company	$214,773	$206,621	3.9%

Segment Operating Profit ($000)
Disputes, Investigations & Economics	$25,817	$34,168	-24.4%
Financial, Risk & Compliance Advisory	14,995	13,755	9.0%
Healthcare	15,804	11,470	37.8%
Energy	8,796	7,254	21.3%

Total Company	$65,412	$66,647	-1.9%

Segment Operating Margin (% of RBR)
Disputes, Investigations & Economics	33.5%	37.5%	-3.9%
Financial, Risk & Compliance Advisory	35.9%	36.9%	-1.0%
Healthcare	36.3%	31.4%	4.9%
Energy	35.3%	33.9%	1.4%

Total Company	34.9%	35.8%	-0.8%

Healthcare delivered a 19.3% increase in RBR for first quarter 2013 compared to the same quarter of 2012. Approximately 50% of the increase was organically driven growth. These results continue to reflect the demand for Navigant’s expertise in this reform environment, delivered through the strategic combination of deep industry knowledge in the provider, payer, physician management and life sciences markets. First quarter 2013 segment operating profit increased 37.8% compared to first quarter 2012 due to a combination of RBR growth and effective cost controls.

First quarter Energy RBR increased 16.6% over first quarter 2012 and segment operating profit increased 21.3% for the same period. A newly found abundance of economically recoverable domestic shale gas reserves, in combination with increased environmental pressures and uncertainty of regulatory outcomes, drives demand for Navigant’s expertise. The RBR increase was also associated with growth in subscription-based and research services.

FRCA first quarter 2013 RBR increased 12.2% over first quarter 2012 principally reflecting large mortgage servicing review engagements which ramped up during 2012. Three of these engagements were substantially completed late in first quarter 2013 while a fourth is expected to wind down during the second half of the year. Demand for restructuring services declined in first quarter 2013 compared to the same prior year period, reflecting a soft market generally for restructuring work as the economic environment continued to improve.

RBR in DI&E declined 15.6% for first quarter 2013 compared to the same period of 2012. Approximately 40% of the year-over-year decrease was associated with the portion of the Economics practice that was divested during the quarter. The decrease was also due to a large investigations engagement which peaked in first quarter 2012. There was no engagement of a comparable size in first quarter 2013. DI&E segment operating profit for first quarter 2013 decreased when compared to prior year, principally due to the lower RBR partly offset by lower compensation costs reflecting reduced headcount. The gain on disposition of $1.7 million did not impact segment operating profit but was included in other operating costs or benefits.

Debt and Cash Flow

Free cash flow was $21.8 million for first quarter 2013, an increase of 66% compared to first quarter 2012, and excluded $15.6 million which was received from the divesture of a portion of the Economics practice.

Debt at March 31, 2013 was down $22.4 million or 12% from year earlier levels, reflecting strong cash flow. Leverage (Bank Debt divided by annual Adjusted EBITDA) improved to 1.44 at March 31, 2013 compared to 1.78 a year ago. The Company had approximately $205 million in additional borrowings available under its credit facility.

Share Repurchase Activity

Navigant used $6.2 million to repurchase 513,200 shares of common stock during first quarter 2013, at an average cost of $12.07 per share. This compares to 232,006 shares of common stock repurchased during first quarter 2012.

2013 Outlook

Navigant reaffirmed its 2013 outlook. Full year 2013 RBR is expected to range between $740 and $800 million while total 2013 revenues are estimated to be between $820 and $880 million. Adjusted EBITDA is anticipated to range between $115 and $125 million, and Adjusted EPS is estimated to be between $0.95 and $1.10.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP financial measures in addition to GAAP financial measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures.

Conference Call Details

Julie Howard will host a conference call to discuss the Company’s first quarter 2013 results at 10:00 a.m. Eastern Time on Thursday, April 25, 2013. The conference call may be accessed via the Navigant website (www.navigant.com/investor_relations) or by dialing 888.593.8430 (312.470.7390 for international callers) and referencing pass code “NCI.” A replay of the web cast will be available for approximately 90 days. A report of financial and related supplemental information is available at www.navigant.com/investor_relations.

About Navigant

Navigant (NYSE: NCI) is a specialized, global expert services firm dedicated to assisting clients in creating and protecting value in the face of critical business risks and opportunities. Through senior level engagement with clients, Navigant professionals combine technical expertise in Disputes and Investigations, Economics, Financial Advisory and Management Consulting, with business pragmatism in the highly regulated Construction, Energy, Financial Services and Healthcare industries. More information about Navigant can be found at www.navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including “outlook,” “plans,” “goals,” “anticipates,” “believes,” “intends,” “estimates,” “expects” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the success of the Company’s organizational changes and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; impairment charges; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; professional liability; potential legislative and regulatory changes; continued access to capital; and market and general economic conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at www.navigant.com/investor_relations. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

For additional information contact:

Paul Longhini

Investor Relations

312.583.5836

plonghini@navigant.com

###

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	For the quarter ended
	March 31,
	2013	2012
Revenues:
Revenues before reimbursements	$187,257	$186,380
Reimbursements	27,516	20,241

Total revenues	214,773	206,621
Costs of services:
Cost of services before reimbursable expenses	126,364	123,960
Reimbursable expenses	27,516	20,241

Total costs of services	153,880	144,201
General and administrative expenses	32,483	35,557
Depreciation expense	3,730	3,516
Amortization expense	1,698	1,725
Other operating costs (benefit):
Office consolidation	208	—
Gain on disposition of assets	(1,715)	—

Operating income	24,489	21,622
Interest expense	1,225	1,463
Interest income	(163)	(238)
Other (income) expense, net	(148)	105

Income before income tax expense	23,575	20,292
Income tax expense	9,777	8,650

Net income	$13,798	$11,642

Basic net income per share	$0.27	$0.23

Shares used in computing net income per basic share	50,295	51,032

Diluted net income per share	$0.27	$0.22

Shares used in computing net income per diluted share	51,360	51,797

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,939	$1,052
Accounts receivable, net	205,827	198,709
Prepaid expenses and other current assets	25,685	25,054
Deferred income tax assets	12,533	17,821

Total current assets	246,984	242,636
Non-current assets:
Property and equipment, net	43,414	45,342
Intangible assets, net	14,252	16,123
Goodwill	607,143	619,932
Other assets	29,385	30,417

Total assets	$941,178	$954,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,019	$18,042
Accrued liabilities	10,980	11,557
Accrued compensation-related costs	39,958	84,813
Income tax payable	1,475	7,129
Other current liabilities	37,860	35,754

Total current liabilities	108,292	157,295
Non-current liabilities:
Deferred income tax liabilities	69,766	67,623
Other non-current liabilities	34,071	35,606
Bank debt non-current	164,656	134,183

Total non-current liabilities	268,493	237,412

Total liabilities	376,785	394,707

Stockholders’ equity:
Common stock	62	62
Additional paid-in capital	586,515	582,363
Treasury stock	(224,477)	(216,500)
Retained earnings	216,340	202,542
Accumulated other comprehensive loss	(14,047)	(8,724)

Total stockholders’ equity	564,393	559,743

Total liabilities and stockholders’ equity	$941,178	$954,450

Selected Data
Days sales outstanding, net (DSO)	77	72

NAVIGANT CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$13,798	$11,642
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	3,730	3,516
Accelerated depreciation - office consolidation	208	—
Amortization expense	1,698	1,725
Share-based compensation expense	2,545	2,331
Accretion of interest expense	219	140
Deferred income taxes	7,022	4,775
Allowance for doubtful accounts receivable	255	1,160
Gain on disposition of assets	(1,715)	—
Changes in assets and liabilities (net of acquisitions and dispositions):
Accounts receivable, net	(16,944)	(17,730)
Prepaid expenses and other assets	1,470	1,395
Accounts payable	70	(1,361)
Accrued liabilities	(1,373)	1,098
Accrued compensation-related costs	(42,072)	(50,826)
Income taxes payable	(5,544)	(448)
Other liabilities	4,713	(507)

Net cash used in operating activities	(31,920)	(43,090)

Cash flows from investing activities:
Purchases of property and equipment	(3,680)	(7,826)
Proceeds from disposition, net of selling costs	15,607	—
Payments of acquisition liabilities	—	(750)
Other, net	(1,368)	(612)

Net cash provided by (used in) investing activities	10,559	(9,188)

Cash flows from financing activities:
Issuances of common stock	1,071	1,066
Repurchase of common stock	(6,194)	(3,032)
Payments of contingent acquisition liabilities	(2,000)	(2,435)
Repayments to banks	(102,680)	(53,998)
Borrowings from banks	134,114	108,823
Other, net	(945)	(1,111)

Net cash provided by financing activities	23,366	49,313

Effect of exchange rate changes on cash and cash equivalents	(118)	70

Net increase (decrease) in cash and cash equivalents	1,887	(2,895)
Cash and cash equivalents at beginning of the period	1,052	2,969

Cash and cash equivalents at end of the period	$2,939	$74

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP measures in addition to GAAP measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these measures may not be comparable to similarly-titled measures of other companies.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings per Share

EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted net income and adjusted earnings per share exclude the net income and per share net income impact of severance expense and other operating costs (benefit). Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these measures provide investors with enhanced comparability of the Company’s results of operations across periods.

Free Cash Flow

Free cash flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.

Leverage Ratio

Leverage ratio is calculated as bank debt at the end of the period divided by adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company’s debt obligations.

EBITDA, adjusted EBITDA, adjusted Net Income and adjusted Earnings Per Share	For the quarter ended March 31,
	2013	2012
Severance expense	$1,442	$816
Income tax benefit (1)	(427)	(298)

Net income impact of severance expense	$1,015	$518

Other operating costs - accelerated depreciation - office consolidation	$208	$—
Income tax benefit (1)	(84)	—

Net income impact of other operating costs - accelerated depreciation - office consolidation	$124	$—

Other operating benefit - gain on disposition of assets	$(1,715)	$—
Income tax expense (1)	692	—

Net income impact of other operating benefit - gain on disposition of assets	$(1,023)	$—

EBITDA reconciliation:
Operating income	$24,489	$21,622
Depreciation expense	3,730	3,516
Accelerated depreciation - office consolidation	208	—
Amortization expense	1,698	1,725

EBITDA	$30,125	$26,863
Severance expense	1,442	816
Other operating benefit - gain on disposition of assets	(1,715)	—

Adjusted EBITDA	$29,852	$27,679

Net income	$13,798	$11,642
Net income impact of severance expense	1,015	518
Net income impact of other operating costs - accelerated depreciation - office consolidation	124	—
Net income impact of other operating benefit - gain on disposition of assets	(1,023)	—

Adjusted net income	$13,914	$12,160

Shares used in computing net income per diluted share	51,360	51,797
Adjusted earnings per share	$0.27	$0.23

(1) Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.

Free Cash Flow	For the quarter ended March 31,
	2013	2012
Net cash used in operating activities	$(31,920)	$(43,090)
Changes in assets and liabilities	59,680	68,379
Allowance for doubtful accounts receivable	(255)	(1,160)
Purchases of property and equipment	(3,680)	(7,826)
Payments of acquisition liabilities	—	(750)
Payments of contingent acquisition liabilities	(2,000)	(2,435)

Free Cash Flow	$21,825	$13,118

Leverage Ratio	March 31,
	2013	2012
Adjusted EBITDA for prior twelve-month period	$114,339	$105,240
Bank debt	$164,656	$187,030
Leverage ratio	1.44	1.78